EXHIBIT 99.1

COMPANY CONTACT:
Avitar, Inc.
Jay Leatherman
781-821-2440
jleatherman@avitarinc.com
www.avitarinc.com

FOR IMMEDIATE RELEASE

                   Avitar Announces $700,000 Private Placement

CANTON, MA, August 13, 2003 -- Avitar, Inc. (AMEX: AVR) announced today that it raised gross proceeds of $700,000 in a private placement of convertible preferred stock and warrants, which were placed with one investor.

The securities sold in the private placement were 700 shares of 8% Convertible Preferred Stock and Warrants to purchase 4,666,666 shares of Common Stock. The $700,000 of Preferred Stock is convertible into Common Stock at $0.15 per share, subject to adjustments, and the Warrants are exercisable at $0.01 per share.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended (the "Act"). The securities described in this release have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.

Avitar, Inc. develops, manufactures and markets innovative and proprietary products in the oral fluid diagnostic market, disease and clinical testing market, and customized polyurethane applications used in the wound dressing
industry.   Oral  fluid   diagnostics   includes  the  estimated   $1.5  billion
drugs-of-abuse testing market, which encompasses the corporate workplace and criminal justice markets. Avitar's products include ORALscreen(TM), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse, and HAIRscreen(TM), a laboratory-based hair test for detecting long-term drug abuse. Additionally, Avitar manufactures and markets HYDRASORB(TM), an absorbent topical dressing for moderate to heavy exudating wounds. In the estimated $25 billion in vitro diagnostics market, Avitar is developing diagnostic strategies for disease and clinical testing. Some examples include influenza, diabetes and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including financing risks and the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.